Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
GREENIDGE GENERATION HOLDINGS INC.

Greenidge Generation Holdings Inc. (the “Corporation”), a corporation duly organized and existing under the Delaware General Corporation Law (the “DGCL”), does hereby certify that:

First. The amendment to the Corporation’s Amended and Restated Certificate of Incorporation, as amended, set forth below, was duly adopted by the Board of Directors by written consent in accordance with the provisions of Sections 141 and 242 of the DGCL and was approved by the stockholders by written consent in accordance with Section 228 and 242 of the DGCL, which written consent was signed by holders representing the necessary number of shares, as required by statute, to vote in favor of the amendment.

Second. The Amended and Restated Certificate of Incorporation, as amended, is hereby amended by adding the following to the end of Article IV.A.4:

“Upon the effectiveness of this Certificate of Amendment to the Certificate of Incorporation of the Corporation, every ten (10) shares of the Corporation’s issued and outstanding Class A Common Stock and Class B Common Stock, that are issued and outstanding immediately prior to the Effective Time shall, automatically and without any further action on the part of the Corporation or the holder thereof, be combined into either one (1) validly issued, fully paid and non-assessable share of the Corporation’s Class A Common Stock or one (1) validly issued, fully paid and non-assessable share of the Corporation’s Class B Common Stock, respectively, provided that in the event a stockholder would otherwise be entitled to a fraction of a share of Common Stock, pursuant to the provisions of this Article, the Corporation shall, in lieu of issuing any such fractional share, round up to the nearest whole share and no fractional shares shall be issued.”

Third. Except as herein amended, the Corporation’s Amended and Restated Certificate of Incorporation, as amended, shall remain in full force and effect.

Fourth. The Effective Time of this Amendment will be May 16, 2023 at 12:01 a.m. Eastern Time.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer on this 12th day of May, 2023.

GREENIDGE GENERATION HOLDINGS INC.

By:	/s/ David Anderson
Name:	David Anderson
Title	Chief Executive Officer